Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Mobivity Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(3)	12,000,000 shares	$0.960	$11,520,000.00	$92.70 per $1,000,000	$1,067.91
Total Offering Amounts					$11,520,000.00		$1,067.91
Total Fee Offsets					--		--
Net Fee Due							$1,067.91

(1)

As described in the Explanatory Note in this Registration Statement, represents 12,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) being registered for the first time pursuant to the Mobivity Holdings Corp. 2022 Equity Incentive Plan.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s Common Stock on September 20, 2022, as reported on the OCTQB.